EXHIBIT 99.1

ROSETTA RESOURCES INC. ANNOUNCES YEAR END 2008 RESERVES
AND PROVIDES FINANCIAL AND INVENTORY UPDATE

HOUSTON, February 2, 2009 (GlobalNewswire) – Rosetta Resources Inc. (“Rosetta” or the “Company”) (NASDAQ: ROSE) today announced its year end 2008 reserves and provided a financial and inventory update. Rosetta plans to disclose its full year end results on February 27, 2009.

Total reserves added from all sources in 2008 were 105 Bcfe. Rosetta’s proved oil and natural gas reserves as of December 31, 2008 were 398 Bcfe, consisting of 377 Bcf of natural gas and 3.6 million barrels of crude oil, condensate, and natural gas liquids.  This includes the impact of downward reserve revisions of 72 Bcfe. Of that, 64 Bcfe were previously announced as performance-related and 8 Bcfe were due to lower year end prices. Of Rosetta’s total proved reserves, 82% are proved developed and 18% are proved undeveloped.

The 2008 proved reserves include 40 Bcfe of organic reserve additions and 65 Bcfe of reserves added from producing property acquisitions and completion of the Calpine transaction. The Company’s total reserve replacement cost, excluding reserve revisions, was $3.21 per Mcfe for 2008. Rosetta’s capital expenditures were $337 million in 2008, $117 million of which was for producing property acquisitions and the non-consent properties from Calpine.

The year end proved SEC pre-tax PV10 value for the Company was $839 million using a flat average natural gas price of $5.71 per Mcf and an oil price of $41.00 per Bbl. This does not include the year end pre-tax PV10 benefit of the Company’s hedging program of $47.1 million based on the year end strip price.

Based on these prices, the Company expects to report a fourth quarter non-cash ceiling test impairment of approximately $240 million on a pre-tax basis. The final impairment amount will depend on the natural gas market price on a date preceding the filing of the Company’s Annual Report on Form 10-K and will be announced in conjunction with the Company's fourth quarter disclosure.

The Company also confirmed its 2009 hedge position of 52 BBtu/d of fixed price swaps at $7.65/MMbtu and an additional 5 BBtu/d of costless collars with a floor of $8/MMbtu and a ceiling of $10/MMbtu.

The Company also announced that it had in excess of $200 million of liquidity at year end, consisting of cash on hand and $175 million of undrawn revolver capacity.  The Company’s borrowing base was successfully reaffirmed at $400 million during the fourth quarter of 2008.

Rosetta also announced that it made significant progress in identifying future project inventory and advancing its exposure to resource upside during 2008. Among its achievements the Company noted the following:

•	Total identified project inventory increased by almost 150 percent to 1,158 projects. These projects are located in Rosetta’s core onshore asset areas.

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These 1,158 projects represent total net unrisked resources, including proved undeveloped reserves, of approximately 575 Bcfe.  300 Bcfe of that amount represents net risked resources.  This risked inventory represents about five years of double-digit production growth and is largely comprised of infill or downspacing opportunities in existing assets.

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In addition, the Company has identified and captured several new resource upside opportunities that could provide catalysts going forward.  Rosetta’s year end net acreage position grew approximately 60 percent to about 645,000 acres.  Ninety percent of this acreage is highly concentrated in areas where Rosetta has high working interest and operational control.  Among the notable emerging opportunities are the following, which expose Rosetta to 1.3 Tcfe of net unrisked resource upside:

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At year end, Rosetta received approval from the Bureau of Indian Affairs for two (2) five-year exploration option agreements negotiated with the Blackfeet Nation in the Alberta Basin, Glacier County, Montana.  Each agreement affords Rosetta the opportunity to lease approximately 100,000 net Tribal acres that is prospective for the Bakken Shale at a depth of approximately 5,000 feet.  The terms of the agreement call for Rosetta to drill two wells per year for the first three years of the option period. Rosetta plans to drill a minimum of two wells in 2009 that will target the Bakken Shale.  The Company continues to add to its position in this attractive play and has captured over 230,000 net acres to date.

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As previously discussed, the Company was active in acquiring acreage in the Eagle Ford shale position in South Texas. At year end, the Company held over 25,000 net acres in this play. An initial test well is currently being drilled.

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The Company continues to make significant progress in evaluating its existing asset base for future inventory and upside. Within the core onshore positions there are numerous identified opportunities that are undergoing technical evaluation or testing. Of note, the Company recently conducted a four-well recompletion program to test a previously unexploited low resistivity gas interval in the tight Capay in the Sacramento Basin.  The recompletions were conducted in idle wellbores and were fracture stimulated.  Preliminary results are encouraging. On a combined basis, the four wells are producing approximately 1.5 MMcfe/d from the tight Capay, which is prevalent throughout Rosetta’s 30,000 net acres in the Rio Vista Gas Unit.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Its operations are concentrated in South Texas, the Rocky Mountains and the Sacramento Basin of California. Rosetta is a Delaware corporation based in Houston, Texas.

The Rosetta Resources Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3139.

For more information, visit www.rosettaresources.com.

This news release contains forward-looking information regarding Rosetta that is intended to be covered by the “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included in this document are forward-looking statements.  Rosetta believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including, but not limited to the risks of the oil and gas industry (for example, fluctuations in oil and natural gas prices; operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather (such as hurricanes and flooding) and natural disasters (such as fires and earthquakes); uncertainties as to the availability and cost of financing; availability and cost of gathering systems, pipelines or other transportation (such as rail) and processing facilities; possibility that government polices may change or governmental approvals may be delayed or withheld; inability to realize expected value from acquisitions; inability of our management team to execute its plans and meet its goals; shortages of drilling equipment, oil field personnel, services and supplies; risks associated with derivative positions; and the effect of new and revised state, federal and municipal laws, rules and regulations. Additional information on these and other factors which could affect Rosetta’s operations or financial results are included in Rosetta’s reports on file with the SEC.

Statements that are predictive in nature, that depend or refer to future events or conditions or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions are forward-looking statements.  Investors are cautioned that any forward-looking statements are not guarantees of future performance, and actual results or developments may differ materially from the projections in the forward looking-statements. Forward looking-statements are based on the estimates and opinions of Rosetta’s management at the time the statements are made. Except for its obligation to disclose material information under U.S. federal securities laws, Rosetta undertakes no obligation to publicly update or revise any forward-looking statements should circumstances or its management’s estimates or opinions change.

The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. In this news release, Rosetta provides resource estimates based upon factors which SEC guidelines may prohibit from being included in filings with the SEC. These resource estimates are by their nature more speculative than estimates of proved reserves calculated in accordance with SEC guidelines and accordingly are subject to substantially greater risk of actually being realized by Rosetta. SEC revisions to its oil and gas reporting disclosures, as finally determined, shall apply effective January 1, 2010. These revisions are currently intended to include, in addition to proved reserves, the categories of probable and possible reserves, as well as guidelines for their estimation. In the interim, Rosetta is following the practice of many oil and gas companies in disclosing its speculative resource estimates in this news release.

(ROSE-F)

Rosetta Resources Inc.
Michael J. Rosinski, Executive Vice President & Chief Financial Officer
(713) 335-4037
mrosinski@rosettaresources.com